Exhibit 99.1
SKILLED HEALTHCARE GROUP REPORTS RECORD EPS OF $0.29 FOR FIRST QUARTER 2009
EARNINGS PER SHARE 26% HIGHER THAN A YEAR AGO
FOOTHILL RANCH, Calif.—May 5, 2009—Skilled Healthcare Group, Inc. (NYSE: SKH) today announced its unaudited consolidated financial operating results for the three-month period ended March 31, 2009.
Consolidated Results of Operations for the First Quarter of 2009
For the first quarter of 2009, Skilled Healthcare reported net income of $10.9 million, or $0.29 per diluted share, as compared to net income of $8.4 million, or $0.23 per diluted share, in the first quarter of 2008.
Revenues in the first quarter of 2009 totaled $189.5 million, an increase of 4.8% from $180.7 million in the corresponding prior year period. Revenues in the first quarter of 2009 from Skilled Healthcare’s long-term care services segment, comprising skilled nursing and assisted living facilities, were $165.5 million, an increase of 4.2% from the first quarter of 2008. Revenues in the first quarter of 2009 from Skilled Healthcare’s ancillary services segment, comprising rehabilitation therapy and hospice services, were $23.9 million, an increase of 9.2% from the first quarter of 2008.
Adjusted earnings before interest, taxes, depreciation and amortization, or Adjusted EBITDA, were $30.6 million in the first quarter of 2009, an increase of $2.1 million, or 7.3%, over the first quarter of 2008. Adjusted EBITDA reflects the non-GAAP adjustments to net income that are reflected in the financial tables of this press release. Skilled mix was 24.3% in the first quarter of 2009, as compared to 25.7% in the first quarter of 2008. Skilled mix is defined as the number of Medicare and non-Medicaid managed care patient days at the company’s skilled nursing facilities divided by the total number of patient days at the company’s skilled nursing facilities for any given period.
“We are pleased to report another record quarter of earnings,” commented Boyd Hendrickson, Chairman and Chief Executive Officer. “Thus far this year, we have executed on several key initiatives that we believe have furthered our prudent growth strategy and helped to align the Company as a leader in high quality, skilled nursing patient care. First, we opened our state-of-the-art Dallas Center of Rehabilitation, our newest 136-bed skilled nursing facility located near Baylor University Medical Center with another facility of its kind currently under construction in Fort Worth. In addition, we expanded into Iowa, our seventh state, with the acquisition of a 74-bed skilled nursing facility and opened our new 41-bed assisted living facility in Tonganoxie, a suburb of Kansas. Most recently, we extended our revolving line of credit another two years until June 2012, thereby providing us with liquidity and growth capital.”
Outlook
Skilled Healthcare is maintaining its 2009 full year guidance which was established on February 10, 2009, in conjunction with the release of the Company’s results for the year ended December 31, 2008.
Conference Call
A conference call and webcast will be held today, Tuesday, May 5, 2009, at 10:00 a.m. Pacific Time (1:00 p.m. Eastern Time) to discuss Skilled Healthcare’s consolidated financial results for the first quarter of 2009 and its outlook for the future.
To participate in the call, interested parties may dial 800-295-4740 and reference passcode 32714092. Alternatively, interested parties may access the call in listen-only mode via Skilled Healthcare’s Web site, www.skilledhealthcaregroup.com. A replay of the conference call will be available on Skilled Healthcare’s Web site or by dialing 888-286-8010 and referencing passcode 94657434.
About Skilled Healthcare Group
Skilled Healthcare Group, Inc. companies operate skilled nursing facilities and a rehabilitation therapy business, which focus on creating a culture that attracts and retains an innovative, caring and ethical team that provides high-quality care to patients, and has a strong reputation for treating patients who require a high level of skilled nursing care and extensive rehabilitation therapy. We also provide other related healthcare services, including assisted living care and hospice care. References made in this release to Skilled Healthcare, “the Company”, “we”, “us” and

“our” refer to Skilled Healthcare Group, Inc and each of its wholly-owned companies. More information about Skilled Healthcare is available at its Web site — www.skilledhealthcaregroup.com.
Forward-Looking Statements
This release includes “forward-looking statements”. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include the statements made by Mr. Hendrickson regarding recent initiatives supporting the Company’s growth strategy and positioning the Company as a leader in patient care, as well as the outlook for Skilled Healthcare’s financial performance. These forward-looking statements are based on current expectations and projections about future events.
Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Skilled Healthcare may differ materially from that expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the factors described in Skilled Healthcare’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein) and in our subsequent reports on Form 10-Q and Form 8-K.
Any forward-looking statements are made only as of the date of this release. Skilled Healthcare disclaims any obligation to update the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.

Skilled Healthcare Group, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008
Revenue	$189,451	$180,727
Expenses:
Cost of services (exclusive of rent cost of revenue and depreciation and amortization shown below)	148,804	142,144
Rent cost of revenue	4,539	4,465
General and administrative	6,240	6,222
Depreciation and amortization	5,477	5,160

	165,060	157,991

Other income (expenses):
Interest expense	(8,090)	(9,653)
Interest income	191	214
Other	(60)	222
Equity in earnings of joint venture	733	391

Total other income (expenses), net	(7,226)	(8,826)

Income before provision for income taxes	17,165	13,910
Provision for income taxes	6,298	5,466

Net income	$10,867	$8,444

Earnings per share data:
Earnings per common share, basic	$0.29	$0.23

Earnings per common share, diluted	$0.29	$0.23

Weighted average common shares outstanding, basic	36,881	36,551

Weighted average common shares outstanding, diluted	36,911	36,881

Skilled Healthcare Group, Inc.
Consolidated Balance Sheet and Cash Flow Data
(In thousands)
(Unaudited)

	March 31,	December 31,
	2009	2008
Balance Sheet Data:
ASSETS
Cash and cash equivalents	$7,453	$2,047
Other current assets	148,464	146,628
Property and equipment, net	352,358	346,466
Other assets	521,949	518,701

Total assets	$1,030,224	$1,013,842

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities less current portion of long-term debt and capital leases	$80,954	$86,303
Current portion of long-term debt and capital leases	7,783	7,812
Other long-term liabilities	46,108	45,175
Long-term debt and capital leases, less current portion	471,643	462,449
Stockholders’ equity	423,736	412,103

Total liabilities and stockholders’ equity	$1,030,224	$1,013,842

	Three Months Ended March 31,
	2009	2008
Cash Flow Data:
Net cash provided by operating activities	$7,964	$2,036
Net cash used in investing activities	$(11,696)	$(8,789)
Net cash provided by financing activities	$9,138	$5,733

Skilled Healthcare Group, Inc.
Consolidated Key Performance Indicators
(Unaudited)
     The following table summarizes our key performance indicators, along with other statistics, for each of the dates or periods indicated:

	Three Months Ended March 31,
	2009	2008
Occupancy statistics (skilled nursing facilities):
Available beds in service at end of period	9,053	8,960

Available patient days	808,990	815,360
Actual patient days	684,946	696,291

Occupancy percentage	84.7%	85.4%
Skilled mix	24.3%	25.7%
Percentage of Medicare days in the upper nine RUG categories(1)	41.9%	40.7%
Average daily number of patients	7,611	7,652
EBITDA(2) (in thousands)	$30,541	$28,509
Adjusted EBITDA (2) (in thousands)	$30,601	$28,509
Adjusted EBITDA margin	16.2%	15.8%

Adjusted EBITDAR (2) (in thousands)	$35,140	$32,974

Adjusted EBITDAR margin	18.5%	18.2%

Revenue per patient day (skilled nursing facilities prior to intercompany eliminations)
Medicare	$551	$505
Managed care	366	351
Medicaid	145	136
Private pay and other	162	155
Weighted average for all	$233	$222

Revenue from (total company):
Medicare	36.3%	37.4%

Managed care, private pay and other	32.8	31.9

Quality mix	69.1	69.3
Medicaid	30.9	30.7

Total	100.0%	100.0%

	As of March 31,
	2009	2008
Facilities:

Skilled nursing facilities (at end of period):
Owned	52	50
Leased	24	24

Total skilled nursing facilities	76	74

Total licensed beds	9,519	9,183

Assisted living facilities (at end of period):
Owned	19	11
Leased	2	2

Total assisted living facilities	21	13

Total licensed units	1,204	955

Total facilities (at end of period)	97	87

Percentage owned facilities (at end of period)	73.2%	70.0%

(1)	As of January 1, 2006, the Medicare resource utilization group, or RUG, categories were expanded from 44 to 53. This measures the percentage of our Medicare days that were generated by patients for whom we are reimbursed under one of the nine highest paying RUG categories.

(2)	EBITDA, Adjusted EBITDA and Adjusted EBITDAR are supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. We define EBITDA as net income before depreciation, amortization and interest expense (net of interest income) and the provision for income taxes. Adjusted EBITDA excludes certain special charges that are included in EBITDA. We define EBITDAR as net income before depreciation, amortization and interest expense (net of interest income), the provision for income taxes and facility rent expense. Adjusted EBITDAR is defined as Adjusted EBITDA excluding rent cost of revenue.

Skilled Healthcare Group, Inc.
Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Adjusted EBITDAR
(In thousands, unaudited)

	Three months ended March 31,
	2009	2008
Net income	$10,867	$8,444
Interest expense, net of interest income	7,899	9,439
Provision for income taxes	6,298	5,466
Depreciation and amortization expense	5,477	5,160

EBITDA	30,541	28,509
Loss on disposal of assets	60	—

Adjusted EBITDA	30,601	28,509
Rent cost of revenue	4,539	4,465

Adjusted EBITDAR	$35,140	$32,974

     We believe that the presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDAR provide useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of the financial performance and prospects for the future of our core business activities. Specifically, we believe that a report of EBITDA, Adjusted EBITDA and Adjusted EBITDAR provide consistency in our financial reporting and provides a basis for the comparison of results of core business operations between our current, past and future periods. EBITDA, Adjusted EBITDA and Adjusted EBITDAR are primary indicators management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business from period-to-period without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues and gains (losses) that are unrelated to the day-to-day performance of our business. We also use EBITDA, Adjusted EBITDA and Adjusted EBITDAR to benchmark the performance of our business against expected results, to analyze year-over-year trends, as described below, and to compare our operating performance to that of our competitors.
     Management uses EBITDA, Adjusted EBITDA and Adjusted EBITDAR to assess the performance of our core business operations, to prepare operating budgets and to measure our performance against those budgets on an administrative services segment and a facility by facility level. We typically use Adjusted EBITDA and Adjusted EBITDAR for these purposes at the administrative services level (because the adjustments to EBITDA are not generally allocable to any individual business unit) and we typically use EBITDA and EBITDAR to compare the operating performance of each skilled nursing and assisted living facility, as well as to assess the performance of our operating segments: long term care services, which includes the operation of our skilled nursing and assisted living facilities; and ancillary services, which includes our rehabilitation therapy and hospice businesses. EBITDA, Adjusted EBITDA and Adjusted EBITDAR are useful in this regard because they do not include such costs as interest expense, income taxes, depreciation and amortization expense, facility rent expense and special charges, which may vary from business unit to business unit and period to period depending upon various factors, including the method used to finance the business, the amount of debt that we have determined to incur, whether a facility is owned or leased, the date of acquisition of a facility or business, the original purchase price of a facility or business unit or the tax law of the state in which a business unit operates. These types of charges are dependent on factors unrelated to our underlying business. As a result, we believe that the use of EBITDA and Adjusted EBITDA provide a meaningful and consistent comparison of our underlying business between periods by eliminating certain items required by GAAP which have little or no significance in our day-to-day operations. Additionally, because Adjusted EBITDAR excludes facility rent expense, it is useful in comparing leased facilities to owned facilities.
     We also make capital allocations to each of our facilities based on expected EBITDA returns and establish compensation programs and bonuses for our facility level employees that are based in part upon the achievement of pre-established EBITDA and Adjusted EBITDA targets.